Exhibit 10.10
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

    THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of the date indicated below (the “Effective Date”) by and between LegalZoom.com, Inc. (the “Company”), and Shrisha Radhakrishna (“Executive”) (each, a “Party” and collectively, the “Parties”).

Executive is employed as the Company’s Chief Technology Officer and Chief Product Officer pursuant to that certain Employment Agreement, dated June 16, 2021, as first amended October 26, 2021 (the “Employment Agreement”). Executive and the Company have agreed to amend and restate Executive’s employment terms and the Employment Agreement as set forth herein.
1.Amendments to Employment Agreement. The Parties have agreed that, effective January 1, 2022, the Executive’s Performance Bonus target amount shall be changed to 75% of the Executive’s Base Salary. All other terms and provisions of the Employment Agreement shall remain in full force and effect.
2.Misc. Terms and Provisions. This Amendment contains the entire agreement of the Parties with respect to the subject matter hereof, and supersedes all other agreements between or among the Parties with respect to the subject matter hereof; provided, however, that this Amendment only modifies but does not supersede the Employment Agreement. This Amendment may be amended only with the written consent of each Party. This Amendment shall be governed by and construed in accordance with the laws of the State of California. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS HEREOF, the Parties have executed this Amendment as of the Effective Date.

LegalZoom.com, Inc.

By: /s/ Dan Wernikoff

Its: Chief Executive Officer

/s/ Shrisha Radhakrishna    Effective Date: 3/11/2022
Shrisha Radhakrishna

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